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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             SEC File Number :     000-25899
                                                              ------------------


                            PIONEER BANCORPORATION
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            (Exact name of registrant as specified in its charter)


           10 STATE STREET, RENO, NEVADA  89501-2351 (775-688-7900)
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                         $0.01  PAR VALUE COMMON STOCK
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           (Title of each class of securities covered by this Form)


                                     NONE
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                (Titles of all other classes of securities for
      which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                            [ ]              Rule 15d-6             [ ]


     Approximate number of holders of record as of the certification or notice
date:    0
     ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Pioneer Bancorporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date October 16, 1999                        By:     /s/ William E. Martin
     ----------------                           --------------------------------
                                                William E. Martin, President and
                                                      Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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                                                              Stephen M. Klein
October 18, 1999                                               (206) 340-9648
                                                           sklein@grahamdunn.com


VIA EDGAR

Division of Corporation Finance
Securities and Exchange Commission
450 Fifth St NW
Judiciary Plaza
Washington, D.C. 20549-1004

     Re:  Form 15 - Pioneer Bancorporation, Reno, Nevada
          Commission File No. 000-25899

Ladies and Gentlemen:

     On behalf of Pioneer Bancorporation ("Pioneer"), we are transmitting a Form 15 which is being filed electronically via the EDGAR system. A manually signed copy of the Form 15 is being maintained in Pioneer's files. The Form 15 is being filed pursuant to Section 12 of the Securities Exchange Act of 1934 ("34 Act"), as amended, to provide notice of the termination of Pioneer's registration under the 34 Act following the merger of Pioneer and into Zions Bancorporation that was effective October 15, 1999.

     In the event you have any questions concerning the enclosed Form 15, please contact the undersigned at (206) 340-9648.

                                        Sincerely,

                                        GRAHAM & DUNN

                                        /s/ Stephen M. Klein

                                        Stephen M. Klein

cc:  Pioneer Bancorporation
     Zions Bancorporation
SMK/dh